INSTRUMENT OF TRANSFER

Silver Rose Investment Limited

We, HSBC International Trustee Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands in our capacity as trustee of The C&T Trust (the “Trust”) (hereinafter called the “Transferor”) for nil consideration do hereby transfer to LUO Qian Qian Chrissy of No.2 Swiss Club Road, Singapore, 288086 (hereinafter called the “Transferee”) the one share in the Register of Silver Rose Investment Limited (hereinafter called the “Share”) standing in our name and held by us as trustee of the Trust by way of distribution of assets from the Trust to the Transferee as guardian and nominee of the beneficiaries of the Trust to hold the Share unto the Transferee, her Executors, Administrators and assigns as guardian, subject to the several conditions upon which we hold the same at the time of execution hereof. And I the Transferee do hereby agree to take the Share subject to the same conditions as nominee of the beneficiaries of the Trust.

WITNESS our hands on 20 October 2011.

SIGNED by the Transferor in the	)	For and on behalf of
presence of:	)	HSBC International Trustee Limited
	)	as trustee of The C&T Trust
)

Witness:	/s/ Kimmy Cheung
Name:	KIMMY CHEUNG
Address:	C/O LEVEL 13	/s/ Kammy Mak; Janet Chan
	1 QUEEN’S ROAD CENTRAL	Authorised Signatories
HONG KONG

SIGNED by the Transferee in the	)
presence of:	)
)
	)	/s/ LUO Qian Qian Chrissy
LUO Qian Qian Chrissy
Transferee and Guardian

Witness:	/s/ Jing Tao
Name:	JING TAO
Address:	2 SWISS CLUB ROAD